SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                       Rick's Cabaret International, Inc.
                       ----------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
                          -----------------------------
                         (Title of Class of Securities)

                                   765641-10-5
                                   -----------
                                 (CUSIP Number)


                                 August 11, 1998
                                 ---------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule  13-d-1(b)
[X]     Rule  13-d-1(c)
[ ]     Rule  13-d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  Number  765641-10-5                              Page  2  of  4


(1)     Name  of  Reporting  Person  and IRS Identification No. of Above Person:

          Ralph  Lee  McElroy

(2)     Check  the  Appropriate  Box  if a Member of a Group (See Instructions).

                                                                   (a)       [ ]
                                                                   (b)       [ ]

(3)     SEC  Use  Only

(4)     Citizenship  or  Place  of  Organization

U.S.A.
Number     (5)     Sole  Voting  Power
of                            393,389
Shares
Bene-
ficially   (6)       Shared  Voting  Power
Owned                         -0-
by
Each
Report-    (7)      Sole  Dispositive  Power
ing                           393,389
Person
With:
           (8)    Shared  Dispositive  Power
                              -0-

(9)     Aggregate  Amount  Owned  by  Each  Reporting  Person
                              393,389


(10)     Check  if  the  Aggregate  Amount  in  Row  (9) Excludes Certain Shares
     (See  Instructions)                                                     [ ]

(11)     Percent  of  Class  Represented  by  Amount  if  Row  (9)
                              6.6%
(12)     Type  of  Reporting  Person
                              IN

CUSIP  Number  765641-10-5                              Page  3  of  4

ITEM  1.

(a)               Rick's  Cabaret  International,  Inc.  (the  "Company"  or the
"Issuer")

(b)               3113  Bering  Drive,  Houston,  Texas  77057

ITEM  2.

(a)               Ralph  Lee  McElroy  ("McElroy")

(b)               1211  Choquette,  Austin,  Texas,  78757

(c)               U.S.A.

(d)               Common  Stock,  par  value  $0.01

(e)               765641-10-5

ITEM  3.     If  this  statement  is  filed  pursuant  to   240.13d-1(b)  or
             240.13d-2(b)  or  (c),  check  whether  the person filing is a:

               Not  applicable

ITEM  4.     Ownership

(a)  393,389

(b)  6.6%

(c)
     (i)     Sole  Voting  Power
                         393,389
     (ii)    Shared  Voting  Power
                         -0-
     (iii)   Sole  Dispositive  Power
                         393,389
     (iv)    Shared  Dispositive  Power
                         -0-

CUSIP  Number  765641-10-5                              Page  4  of  4

ITEM  5.     Ownership  of  Five  Percent  or  Less  of  a  Class

          Not  applicable

ITEM  6.     Ownership  of  More  than  Five Percent on Behalf of Another Person

          Not  applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not  Applicable

ITEM  8.     Identification  and  Classification  of  Members  of  the  Group

          Not  Applicable

ITEM  9.     Notice  of  Dissolution  of  Group

          Not  Applicable

ITEM  10.    Certification


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August  17,  1998
-----------------
Date
/s/  Ralph  Lee  McElroy
------------------------
Signature

Ralph  Lee  McElroy
-------------------
Name